Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3ASR (No. 333-231510) and related prospectus,
(2)

Registration Statement on Form S-8 (No. 333-210937) and related prospectus of Public Storage for the registration of common shares of beneficial interest pertaining to the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan,

(3)

Registration Statement on Form S-8 (No. 333-195646) and related prospectus of Public Storage for the registration of common shares of beneficial interest pertaining to the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan as Amended, and

(4)

Registration Statement on Form S-8 (No.333-144907) and related prospectus of Public Storage for the registration of common shares of beneficial interest pertaining to the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan;

of our reports dated February 25,  2020, with respect to the consolidated financial statements and schedule of Public Storage and the effectiveness of internal control over financial reporting of Public Storage included in this Annual Report (Form 10-K) of Public Storage for the year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

February 25,  2020

Los Angeles, California